July 20, 2020

Dear Todd,

Reference is hereby made to your current employment letter dated as of January 7, 2008, and amended as of June 22, 2015, and further amended as of August 11, 2016 (the “Employment Letter”), pursuant to which you are employed as the President, Chief Administrative Officer & Secretary of Tapestry, Inc. (“Tapestry” or the “Company”). This letter is being provided in connection with your appointment as Interim Chief Executive Officer and Brand President, Coach (“Interim Coach Brand CEO”), reporting to the Chief Executive Officer of Tapestry. By signing below where indicated, you will be accepting that appointment effective July 21, 2020 (the “Effective Date”).

This letter details the changes to your base salary and bonus opportunity that will apply, and a special retention award that will be made, in connection with your appointment as Interim Coach Brand CEO. Except as set forth herein, the terms of your Employment Letter continue to apply with respect to your employment as Interim Coach Brand CEO. You will continue to serve as the Company’s President, Chief Administrative Officer & Secretary during the period during which you are serving as the Company’s Interim Coach Brand CEO (the “Interim Coach Brand CEO Term”) unless the Board of Directors of the Company determines otherwise. You will also continue to be considered an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as an “Executive Officer” of Tapestry pursuant to Rule 3b-7 of the Exchange Act. Upon the termination of the Interim Coach Brand CEO Term, you will no longer serve as Interim Coach Brand CEO. The remaining terms of the Employment Letter shall apply. For the avoidance of doubt, the changes to the terms of your employment described in this letter, including the changes occurring upon the commencement and termination of the Interim Coach Brand CEO Term, will not be deemed to give rise to “good reason” under the Company’s 2010 and 2018 Stock Incentive Plan, each as amended, or any grant agreements for awards under either such Plan, the Tapestry, Inc. Special Severance Plan or other agreement between you and the Company or any applicable Company plan or policy.

Base Salary
As of the Effective Date and continuing through the last date of the fiscal quarter in which the Interim Coach Brand CEO Term ends, your annual base salary rate will be $900,000, which will be immediately reduced by 20% to $720,000 annually, consistent with the Company-wide salary reductions that were announced on April 20, 2020, and which are will remain in effect no longer than the end of the Company’s fiscal year 2021 (i.e., July 3, 2021). In the event your employment terminates under circumstances in which you are entitled to severance, your severance will be calculated based on your annual base salary rate in effect on the date of your termination.

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Incentive Compensation
You will continue to be eligible to participate in the Company’s Performance-Based Annual Incentive Plan (“AIP”). For the period commencing on the Effective Date and continuing through the last date of the fiscal quarter in which the Interim Coach Brand CEO Term ends, your target bonus will be 125% of your salary actually paid during that period. During the Interim Coach Brand CEO Term your AIP payout will continue to be based on Tapestry’s financial performance, weighted as determined by the Human Resources Committee of the Board of Directors of Tapestry (the “Committee”). Thereafter, your target bonus will revert to 100% of your salary paid for the remainder of the fiscal year, which shall reflect the reduced salary, as in effect for any portion of the fiscal year. The actual bonus payout may range from 0% of target for performance below established thresholds to 200% of target for maximum performance.

Any AIP bonus is paid within three months of the end of the fiscal year and you must be an employee in good standing with the Company on the AIP bonus payment date in order to be eligible to receive any such AIP bonus payment. If you resign your employment or are terminated for "cause," you are not eligible for this bonus for the fiscal year in which you provide the required notice of your intent to resign your employment (or resign without notice) or your employment is terminated, as applicable.

Special Equity or Cash Award & Annual Equity Compensation
You will receive a special retention award (the “Special Award”) with a grant value of $800,000, which is expected to be granted in August 2020 as restricted stock units (“RSUs”). However, the Board of Directors of Tapestry or the Committee may determine that the Special Award will be a cash-based award instead of RSUs. The Special Award will cliff vest after two years subject to your continued employment or other service with the Company through the vesting date.

Your guideline annual equity grant value will be increased to $2,000,000, to be granted in a fixed proportion of different equity vehicles, which may include RSUs, performance RSUs (“PRSUs”), and/or stock options, as determined annually by the Committee and normally granted in August. This guideline amount shall remain in place after the completion of the Interim Coach Brand CEO Term. The form, terms and amounts of all equity awards are subject to approval by the Committee.

In all cases, you will be subject to the terms and conditions of the grant agreements, including, but not limited to, the provisions relating to claw back of equity gains or other incentive compensation in certain post-employment scenarios. The terms and conditions of the Special Award grant agreement shall be the same as the terms that will apply to your anticipated annual equity grant in August; however, retirement treatment shall not apply to the Special Award in the event of your voluntary resignation. Notwithstanding anything to the contrary in this letter, the terms of the plan pursuant to which the Special Award and annual awards are granted and related grant agreements, as they may be changed from time to time, will be controlling.

You hereby represent and warrant that you are not currently, and have never been, the subject of any allegation or complaint of harassment, discrimination, retaliation, or sexual or other misconduct in connection with prior employment or otherwise, and have not been a party to any settlement agreement or nondisclosure agreement relating to such matters (the “Representations”). The definition of termination for “cause” under your Employment Letter shall be amended to include a determination by the Company that your employment should be terminated for your breach of the Representations set forth above.

Your appointment as Interim Coach Brand CEO is contingent upon you passing a background check.

Todd, if the foregoing accurately reflects your understanding of the terms that will apply in connection with your appointment as Interim Coach Brand CEO, kindly acknowledge your agreement by signing below where indicated and returning a signed copy to me.

Sincerely,
/s/ Sarah J. Dunn_________________________
Sarah J. Dunn
Global Human Resources Officer
Tapestry, Inc.

Agreed and accepted by:
/s/ Todd Kahn ________________    July 20, 2020__________________________
Name: Todd Kahn            Date

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